Exhibit 99.1

DISCLOSURE SCHEDULE

This Disclosure Schedule is furnished pursuant to the Election and Subscription Agreement, dated as of February 3, 2006 between Curative Health Services, Inc., (“Curative”) and  [              ] (the “Purchaser,” and together with Curative, the “Parties”).

The section numbers used in this Disclosure Schedule correspond to the section numbers in the Agreement.  The headings and subheadings contained in this Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in this Disclosure Schedule or the Agreement.  Defined terms used herein but not defined herein shall have the respective meanings given to such terms in the Agreement.

The disclosure of any matter in any section of this Disclosure Schedule is to be taken as relating to the representations and warranties made in this Agreement and to no other representation or warranty in any other agreement other than as may be specified in the Subscription Agreement.  No disclosure will be deemed to constitute an admission by any party, or to imply, that any such matter is necessarily material for the purposes of the Agreement.  Inclusion of any matter on the Disclosure Schedule shall not be taken (by any person in any context) to be an admission by the Companies of any liability whatsoever.

Section 6.1.7

Conflicts/breaches.

Any and all conflicts and breaches that may be caused solely by the filing of petitions for relief under Chapter 11 of the Bankruptcy Code and any cross defaults relating thereto (and, for the avoidance, not with respect to any other defaults).

Section 6.1.8

Defaults.

Any defaults related solely to the rejection of unexpired leases and executory contracts in accordance with § 365 of the Bankruptcy Code (and, for the avoidance of doubt, not with respect to any other defaults).

Any and all defaults that may be caused solely by the filing of petitions for relief under Chapter 11 of the Bankruptcy Code (and, for the avoidance of doubt, not with respect to any other defaults).

The Company is currently in default under the Existing Credit Facility and the Senior Note Indenture (as defined in the Plan of Reorganization).

The California Department of Human Services has conducted audits of certain contractual relationships between Apex and eBioCare and three independent retail California pharmacies as further described on the Company’s Current Report filed with the SEC on Form 8-K filed on September 28, 2005.

Section 6.1.9

Misstatements.

Section 6.1.10

Company reports.

Section 6.1.11

Litigation

Any and all litigation that may be caused solely by the filing of petitions for relief under Chapter 11 of the Bankruptcy Code and the rejection of unexpired leases and executory contracts in accordance with § 365 of the Bankruptcy Code (and, for the avoidance of doubt, not with respect to any other defaults).

Claims arising out of audits of certain retail pharmacies in California by the California Department of Human Services, as further described on the Company’s Current Report filed with the SEC on Form 8-K filed on September 28, 2005.

Curative Health Services, Inc. v. Jon Tamiyasu, Robert Brooks, James Williams, Fred Copeland, and Kelly Smith (United States District Court, Central District of California, Eastern Division, Case No.  EDCV-050992-VAP SGLx, filed on October 26, 2005).

Section 6.1.12

Undisclosed liabilities.

Section 6.1.13

Material adverse change.

On December 1, 2005, the Company entered into an Asset Purchase Agreement with ProCare Pharmacy, Inc. and ProCare Pharmacy Direct, Inc. with respect to the sale by of certain assets, properties and rights related to its injectable and oral medications business, including Synagis®.  The sale closed on December 2, 2005.  The Company will lose a total of approximately 88 employees in connection with such sale.

The Companies are currently evaluating whether to consolidate the operations of branches at West Lake Village, California and Woodbridge, Virginia with other Company branches.